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                                                                    Exhibit 99.1

Neoware Acquires Pericom Host Access Software Business

New Software Product Line to Provide Neoware Customers with a Broad Range of Terminal Emulation Choices for PCs, Mobile Devices

King of Prussia, PA and Milton Keynes, UK, July 1, 2003 - Neoware Systems (Nasdaq:NWRE) and privately-held Pericom Holdings PLC today announced that Neoware has acquired the host access software product line and the business currently operated under the name Pericom Software for approximately $9.8 million in cash. Under the terms of the acquisition, Neoware has acquired all assets of the software business, including intellectual property and technology, customer lists, customer contracts and distribution channels and a non-competition agreement. Neoware expects to retain the employees involved in the software business, which will be operated as Neoware's Host Access business unit through a wholly-owned subsidiary of Neoware Systems, Inc. The new operation is expected to be profitable immediately following the transaction.

Pericom Software markets a broad range of host access products that enable global enterprises to provide employees, vendors and customers the ability to run applications on mainframes, midrange, UNIX and Linux systems and is the leading supplier of terminal emulation software to the thin client appliance market. The acquisition of Pericom Software broadens Neoware's software product offerings by enabling Neoware to provide its customers with desktop connectivity software for PC and mobile platforms, as well as for thin clients. The new Neoware software products will be marketed under the existing teemtalk, teemX and teemworld brand names through Neoware's Host Access business unit, which will be managed independently.

"With this acquisition, Neoware now supplies the most popular terminal emulation software in the thin client business, and we can extend that leadership position into personal computers and mobile devices. By offering additional software products to the same customers through the same channels, we have the opportunity to enhance our customer relationships, driving incremental revenue and profits," stated Michael Kantrowitz, Chairman and CEO of Neoware. "We are committed to the ongoing development of these host access software products and intend to continue to make them available to other thin client suppliers. For our customers, this means continued development and support of quality products and services from a company that is committed to leadership in the server-based computing market."

"Our new UK-based software development staff has been dedicated to the development, distribution and support of advanced host access software in order to facilitate seamless integration of PCs, thin clients and handheld devices into multi-vendor enterprise environments," continued Mr. Kantrowitz. "We are pleased to have John Stephenson, formerly Managing Director of Pericom Software, join Neoware's host access business as Managing Director. We look forward to his vision and leadership in guiding the continued growth of our host access software business."

"I am pleased to join Neoware and look forward to leading the Company's host access software business," commented John Stephenson, Managing Director of Neoware's host access business. "Combining with Neoware - a profitable, growing technology company - gives us the resources we need to continue our leadership position in the industry and expand our level of commitment and service to our OEM and direct customers, both of whom are central to our strategy moving forward."


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About Neoware

Neoware provides software, services, and solutions to enable Appliance Computing, a proven Internet-based computing architecture targeted at business customers that is designed to be simpler and easier than traditional PC-based computing. Neoware's software and management tools power and manage a new generation of smart computing appliances that utilize the benefits of open, industry-standard technologies to create new alternatives to personal computers used in business and a wide variety of proprietary business devices.

Neoware's products are designed to run local applications for specific vertical markets, plus allow access across a network to multi-user Windows servers, Linux servers, mainframes, minicomputers, and the Internet. Computing appliances that run and are managed by Neoware's software offer the cost benefits of industry-standard hardware and software, easier installation, and have lower up-front, maintenance, and administrative costs than proprietary or PC-based alternatives.

More information about Neoware can be found on the Web at http://www.neoware.com or via email at invest@neoware.com. Neoware is based in King of Prussia, PA.

Neoware is a registered trademark of Neoware Systems, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.

About Pericom, PLC

Formed in 1975, Pericom Plc provides a wide range of Terminal Emulation Software products, Thin Client Computing, Networking and Cabling, PC Maintenance and complete Internet solutions. Located in Milton Keynes, UK and its network of regional offices in the US and Europe, Pericom offers a complete one-stop-shop for all IT, software and computing needs. More information about Pericom, LLC can be found on the Web at http://www.pericom.co.uk or http://www.pericom-software.com.






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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995, including statements regarding: the immediate profitability of the acquired Pericom business; our broadened software product offerings; the extension of the product line's leadership position into personal computers and mobile devices; the opportunity for us to increase revenues and profits as a result of the acquisition; the ongoing development of the teemtalk, teemX and teemworld products; our continued development and support of quality products; our commitment to hold a leadership position in the server-based computer market; the addition of new employees to guide the growth of the business, including John Stephenson; our commitment to our OEM and direct customers; the continued growth and profitability of our business; the benefits of our business model; and our competitive advantage. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include: our ability to successfully integrate the Pericom host access software business, including the retention of Pericom's existing customers; our timely development and customers' acceptance of our products, including the former Pericom products; our ability to continue to lower our costs; pricing pressures; rapid technological changes in the industry; growth of the Appliance Computing and host access software market; increased competition; our ability to attract and retain qualified personnel, including the former Pericom employees; our ability to identify and successfully consummate and integrate future acquisitions; adverse changes in customer order patterns; adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended June 30, 2002 and Form 10-Q for the quarter ended March 31, 2003.